Corporate Communications                         Exhibit 99.1
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CNH Industrial signs agreement to acquire excavator manufacturer Sampierana S.p.A.

With this acquisition, the Company will enhance its offering in the construction segment, gaining greater in-house capabilities, control over the value chain, and market share opportunities.

London, August 30, 2021

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces the execution of an agreement to purchase 90% of the capital stock of Sampierana S.p.A., a privately-owned Italian company that specializes in the development, manufacturing and commercialization of earthmoving machines, undercarriages and spare parts, and to obtain 100% control of the company over four years following closing of the transaction.

The debt and cash free consideration for the total transaction will be equal to €101.8 million subject to certain closing and post-closing adjustments. The consideration will be funded with available cash on hand of CNH Industrial. Closing is expected to occur in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions.

“This latest strategic acquisition will further accelerate the profitable growth of our construction equipment business. Sampierana’s exceptional portfolio solidifies our presence in critical market segments and provides our dealers and customers access to industry-leading products backed by our brand, distribution, and manufacturing experience,” said Scott Wine, Chief Executive Officer of CNH Industrial. “I want to thank Stefano Pampalone, President Construction, and his team, both for driving this deal to completion and for their excellent work turning around our construction business, rightsizing the footprint and returning it to profitability – an impressive achievement given the challenging period.”

Recognized in the construction sector for its line of Eurocomach mini and midi excavators and for special undercarriages, Sampierana Group has recorded excellent performance year-over-year, particularly in Europe, and is acknowledged for its reliability, quality and innovative technology. Its broad product portfolio, high customization capacity, and existing electric power prototypes are an ideal fit with CNH Industrial’s customer-centric and sustainable approach, and substantially augment the Company’s in-house product and technology offerings.
This acquisition will enable CNH Industrial’s Construction Equipment business to integrate Eurocomach mini and midi excavators, Sampierana undercarriages and spare parts into its current product portfolio alongside those of its existing third-party OEM partners. It confirms CNH Industrial’s commitment to invest in and grow its construction equipment business, better positioning it in the high-demand mini and midi excavator market.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.1
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Sampierana is based in Italy with its headquarters and production sites. Furthermore, it operates a fully controlled subsidiary with production facilities in Kunshan, China.

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

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